EXHIBIT 23.2

PricewaterhouseCoopers RUT. 81.513.400-1 Santiago de Chile Av. Andrés Bello 2711 Torre La Costanera - Pisos 2, 3, 4, y 5 Las Condes Teléfono [56](2) 940 0000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 28, 2005, except for the restatement to constant Chilean pesos of December 31, 2005 for which the date is February 23, 2006, relating to the consolidated financial statements of Banco Santander-Chile as of December 31, 2004 and for the years ended December 31, 2004 and 2003, which appears in Banco Santander-Chile’s Annual Report on Form 20-F for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers Santiago, Chile November 24, 2006